UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
August 29, 2014

ALCO Stores, Inc.

(Exact Name of Registrant as Specified in Charter)

Kansas 0-20269 48-0201080
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

751 Freeport Parkway, Coppell, Texas 75019
(Address of Principal Executive Offices)	(Zip Code)

(469) 322-2900
(Registrant's telephone number, including area code)

___________________Not applicable_____________________ (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 4, 2014, ALCO Stores, Inc., a Kansas corporation (the “Company”), entered into a First Amendment and Waiver to Credit Agreement, dated as of September 4, 2014 (the “First Amendment”), among the Company, ALCO Holdings, limited liability company, a Texas limited liability company (“ALCO Holdings” and together with the Company, the “Borrowers”), Wells Fargo, National Association, as administrative agent and collateral agent for all lenders (in such capacities, the “Agent”), Wells Fargo, National Association, as term loan agent (in such capacity, the “Term Loan Agent”) and the lenders party thereto from time to time (the “Lenders”).  The First Amendment amends and waives certain provisions of the Amended and Restated Credit Agreement, dated as of May 30, 2014 (the “Credit Agreement”), among the Borrowers, the Lenders, the Agent and the Term Loan Agent.

As previously reported by the Company in its Current Report on Form 8-K filed on September 4, 2014, the Company’s stockholders elected Stanley B. Latacha, Dilip Singh, William L. Lechtner, John M. Climaco, David W. Pointer, Mark D. Stolper and Robert J. Sarlls (the “New Directors”) as members of the Company’s board of directors at the annual meeting of the Company’s stockholders held on August 29, 2014.  The New Directors replaced the Company’s incumbent board of directors consisting of Royce Winsten, Richard E. Wilson, Dennis E. Logue, Lolan C. Mackey, Terrence M. Babilla, Paul T. Davies, and Leslie A. Ball.  It is an event of default under the Credit Agreement if there occurs any “Change of Control” as defined in the Credit Agreement.  The term “Change of Control” includes any event by which, during any period of 12 consecutive months, a majority of the members of the board of directors of the Company cease to be composed of individuals who were members of that board or equivalent governing body on the first day of such period.  By virtue of the election of the New Directors, a “Change of Control” under and as defined in the Credit Agreement occurred.  Under the First Amendment, the Lenders, the Agent and the Term Loan Agent agreed to waive any default arising as a result of such Change of Control, and consequently the Company’s obligations under the Credit Agreement cannot be accelerated as a result of such Change of Control.

The First Amendment also modified the term loan interest rate and alternative term loan interest rate, the repayment terms of the real estate term loan and the term loan; the term loan, the revolving credit loan and the real estate term loan prepayment fees, and the interest rate margins for the revolving loans.

The foregoing summary description of the First Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and the terms of which are incorporated herein by reference.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.04.  While the election of the New Directors triggered an event of default under the Credit Agreement, the Lenders, the Agent and the Term Loan Agent agreed to waive any default arising as a result of a “Change of Control” under and as defined in the Credit Agreement.  As a result, the Company’s obligations under the Credit Agreement cannot be accelerated as a result of the Change of Control arising as a result of the election of the New Directors.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

The following exhibits are filed with this report:

10.1
First Amendment and Waiver to Credit Agreement, dated as of September 4, 2014, among ALCO Stores, Inc., ALCO Holdings, limited liability company, Wells Fargo, National Association, as administrative agent and collateral agent for all lenders, Wells Fargo, National Association, as term loan agent, and the lenders party thereto from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCO STORES, INC.

By:	/s/ Stanley B. Latacha
Stanley B. Latacha
Interim Chief Executive Officer

Dated:                      September 4, 2014

EXHIBIT INDEX

Exhibit No.	Description
10.1
First Amendment and Waiver to Credit Agreement, dated as of September 4, 2014, among ALCO Stores, Inc., ALCO Holdings, limited liability company, Wells Fargo, National Association, as administrative agent and collateral agent for all lenders, Wells Fargo, National Association, as term loan agent, and the lenders party thereto from time to time.